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                                                                  Exhibit 11(a)


                         INDEPENDENT AUDITORS' CONSENT


To the Shareholders and Board of Directors of The Hanover Funds, Inc.:


We consent to the use of our report dated January 19, 1996 with respect to The 100% U.S. Treasury Securities Money Market Fund, The U.S. Treasury Money Market Fund, The Government Money Market Fund, The Cash Management Fund, The Tax Free Money Market Fund, and The New York Tax Free Money Market Fund incorporated herein by reference and to the references to our Firm under the headings "Financial Highlights" and "Reports to Shareholders" in the Prospectus and "Auditors" in the Statement of Additional Information.



                                                KPMG Peat Marwick LLP

New York, New York
March 29, 1996